Exhibit 5.1
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                          BROOKDALE SENIOR LIVING INC.
                             330 North Wabash Avenue
                                   Suite 1400
                             Chicago, Illinois 60611



                                                 June 14, 2006

Brookdale Senior Living Inc.
330 North Wabash
Suite 1400
Chicago, Illinois 60611


                  Re:    Brookdale Senior Living Inc.
                         Registration Statement on Form S-8
                         ----------------------------------

Ladies and Gentlemen:


         I am Executive Vice President, Secretary and General Counsel of Brookdale Senior Living Inc., a Delaware corporation (the "Company"), and as such have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to an additional 2,900,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") that may be issued and sold under the Brookdale Senior Living Omnibus Stock Incentive Plan, as amended (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

         Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         I am admitted to the bar in the State of Illinois, and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.



                                              Very truly yours,



                                              /s/ Deborah C. Paskin
                                              ----------------------------------
                                              By: Deborah C. Paskin
                                                  Executive Vice President,
                                                  Secretary and General Counsel